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                                                                     EXHIBIT 5.1

                                  June 27, 2001


Sanmina Corporation
2700 North First Street
San Jose, CA  95134

          RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

          We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 29, 2001 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of recently authorized shares to be issued under the 1999 Stock Plan (as to 8,644,578 shares) and of the 1993 Employee Stock Purchase Plan (as to 1,000,000 shares)(collectively the "Plans" and "Shares" as appropriate). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

          It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /s/ WILSON SONSINI GOODRICH & ROSATI